(logo)Prudential

Prudential Asset Resources

PGIM Real Estate Finance

2100 Ross Avenue, Suite 2500, Dallas TX 75201

Tel 214-777-4500

A business of Prudential Financial, Inc.

Wells Fargo Bank, National Association

Commercial Mortgage Servicing

MAC D1086

550 South Tryon Street, 14th Floor

Charlotte, North Carolina 28202

Attention: Asset Manager

RE: WFRBS 2013‐C17

Period: January 1, 2018 to December 31, 2018(the “Reporting Period”)

Annual Compliance Statement

I, Joni Brown‐Haas, in my capacity as President and Managing Director of Prudential Asset Resources, Inc. (the “Company”) hereby certify with regard to the Company’s role as Sub‐Servicer under the Sub‐Servicing Agreement, (the “Agreement”) dated as of November 1, 2013, pertaining to the above‐referenced certificates, that:

(i) a review of the activities of the Company under the Agreement during the period noted above, and of the performance of the Company under the Agreement during the relevant period has been made under my supervision, and

(ii) to the best of my knowledge, based on such review, the Company has fulfilled all its obligations under the Agreement throughout the reporting period, and

(iii) to the best of my knowledge, based on such review, the Company has fulfilled its obligations under its sub‐servicing agreement in all material respects, and

(iv) the Company has maintained an effective internal control system over the servicing of mortgage loans including the Loans serviced by the Company, and

(v) the Company has not received any notice regarding qualification or challenging the status of the Lower Tier REMIC or the Upper Tier REMIC as a REMIC, from the IRS or any other governmental agency or body.

Effective as of February 22, 2019

/s/ Joni Brown-Haas

Joni Brown‐Haas

President and Managing Director

Prudential Asset Resources, Inc.